Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2010, relating to the consolidated financial statements of Physicians Formula Holdings, Inc. and the effectiveness of Physicians Formula Holdings, Inc.'s internal control over financial reporting appearing in the Annual Report on Form 10-K of Physicians Formula Holdings, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Los Angeles, California

May 28, 2010